EXHIBIT 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made effective as of August 27, 2018 (the “Effective Date”) by and between:

CYTODYN INC. 1111 Main Street, Suite 660 Vancouver, WA 98660 Hereinafter “Company”	CONSULTANT NAME Richard G. Pestell, M.D., Ph.D. Hereinafter “Consultant”

WHEREAS, Company and Consultant desire to enter into this Agreement to provide the terms and conditions upon which Company may engage Consultant from time to time to provide services for individual projects.

NOW, THEREFORE, in consideration of the foregoing recital and the promises set forth herein the parties agree to the following:

1.	Project Assignments.

1.1.	The initial Project Assignment under this Agreement is attached hereto as Exhibit A.

1.2.

If and when executed by both parties, Consultant will provide the services described on each Project Assignment (the “Services”) in substantially the form attached hereto as Exhibit A (each, a “Project Assignment”). Consultant will perform the Services in accordance with all applicable laws, rules, and regulations and in a professional manner consistent with industry standards.

1.3.

Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent. Before any Consultant employee or contractor performs services in connection with this Agreement, the employee or contractor and Consultant must have entered into a written agreement containing provisions substantially equivalent to Section 4 below.

1.4.

Each party will discuss any changes in the scope of the Services that may affect the budget or timelines for a given Project Assignment with the other party. All changes to a Project Assignment, including, without limitation, any changes in scope, payments or timelines, will be set forth in an amended Project Assignment. No amended Project Assignment will be effective unless signed by an authorized Company representative and Consultant. Once such amended Project Assignment becomes effective, the Project Assignment will be changed to the extent set forth in the amended Project Assignment and will be amended to and governed in accordance with the terms of this Agreement.

2.	Independent Contractor Relationship.

2.1.

Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing independent contractors, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement. Consultant hereby agrees to reimburse, indemnify and defend Company against any and all such taxes or contributions, including without limitation penalties and interest.

3.	Compensation.

3.1.

Company shall pay Consultant for the Services in accordance with the applicable Project Assignment. The amounts set forth in the applicable Project Assignment represent Company’s maximum liability in connection with the Services covered by such Project Assignment.

3.2.

If invoicing is required by a Project Assignment, Consultant shall invoice Company in accordance with the Project Assignment. Each invoice shall be itemized in sufficient detail to permit independent auditing and verification that the work covered by such invoice has been properly performed. Company shall pay each undisputed and valid invoice within thirty (30) days of receipt and verification. If any portion of an invoice is disputed, then Company shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.

3.3.

Company shall reimburse Consultant for travel and out-of-pocket expenses authorized by the Company and upon receipt by Company of copies of receipts or other appropriate evidence of such expenditures. Travel expenses incurred by Consultant must be consistent with Company’s travel policy. Company shall not reimburse Consultant for time spent traveling unless specifically authorized in advance.

3.4.

All invoices for Services rendered and out-of-pocket expenses incurred must be submitted to Company within thirty (30) days from the date of completion of the Services. Company shall have no liability with respect to any amounts not invoiced within the preceding timeframe.

4.	Intellectual Property / Confidentiality / Use of Materials

4.1.

In order to facilitate Consultant’s services under this Agreement, it may be necessary for Company to disclose certain data and other proprietary information to Consultant, and/or to provide Consultant with compounds and/or samples (“Materials”) which, together with any information generated or discovered by Consultant in performing Services hereunder (collectively, “Proprietary Information”), Consultant agrees to retain in strict confidence and not to disclose or transfer to any party other than as authorized in writing by Company. Without limiting the generality of the foregoing, Consultant will maintain the Materials, including any analogs, derivatives and/or reproducible portions thereof, in confidence and will not transfer it to any third party, nor permit the Materials to be directly incorporated in any commercial product, without first securing Company’s written agreement. Consultant shall use the Proprietary Information only for performance of the Services in accordance with the terms of this Agreement. Consultant represents and warrants that all of its employees, Consultants and agents that will have access to any Proprietary Information are subject to written obligations of confidentiality and non-use with respect to such Proprietary Information at least as stringent as those set forth herein. Upon completion of Consultant’s services hereunder or written request by Company, Consultant will return all tangible forms of Proprietary Information in its possession to Company, unless directed otherwise by Company. These obligations of confidentiality and non-use will survive any expiration or termination of this Agreement for one (1) year, but will not apply to information: (a) that was previously known to Consultant as evidenced by Consultant’s written records, (b) that is lawfully obtained by Consultant from a source independent of Company, without breach of an obligation to Company, (c) that is now or becomes public knowledge other than by breach of this Agreement, or (d) that is received by Consultant from a third party who has the lawful right to disclose the Proprietary Information and who did not obtain the Proprietary Information in confidence either directly or indirectly from Company. Notwithstanding anything to the contrary in this Agreement, Consultant may disclose Proprietary Information if such disclosure is properly required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by Consultant; provided that Consultant will provide Company with reasonable advance notice of any such required disclosure and cooperate with Company in minimizing the extent of any such disclosure and in seeking such protective order(s) or the like as may be available to protect the confidentiality of the Proprietary Information; and provided further that Consultant will make such disclosure only to the extent such disclosure is legally required. Consultant further agrees that if any Proprietary Information becomes subject to the exceptions set forth in this Section, Consultant will not disclose that such Proprietary Information was received from and/or is used by Company unless such fact also becomes part of the public domain.

4.2.	Nothing in this Agreement, or in the furnishing of Proprietary Information by Company, will be construed as giving Consultant any right, title, interest in or ownership of Proprietary Information.

4.3.

Consultant understands and acknowledges the United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Consultant further acknowledges that Company’s Proprietary Information can constitute such material non-public information and agrees to comply with United States securities laws governing the use of such information.

4.4.

Project results may not be published, presented, announced or referred to, in whole or in part, by Consultant without the prior express written consent of Company, which Company may withhold at its sole discretion.

4.5.

Third-Party Information. Consultant understands that Company has received, and will in the future receive, from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third-Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third-Party Information unless expressly authorized in writing by an officer of Company.

4.6.

Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any copyrightable work of authorship. Consultant agrees to disclose promptly in writing to Company all Work Product that is solely or jointly authored by Consultant in the course of any work performed for Company (“Company Work Product”). Consultant agrees that any and all Company Work Product shall be the sole and exclusive property of Company.

4.7.

Ownership of Work Product. Consultant hereby irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all copyrights, trademarks, trade secrets and moral rights associated with such Company Work Product (the “Proprietary Rights”). Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in such Company Work Product. Consultant hereby grants to Company a non-exclusive, royalty-free, fully paid-up, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium (whether now known or later developed), distribute, make, use and sell any pre-existing intellectual property of Consultant incorporated or used in the Company Work Product in connection with its use of the Company Work Product.

4.8.

Assistance. Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, to perfect and maintain Company’s copyright rights in and to the Company Work Product.

4.9.

Consultant acknowledges that the promises or agreements contained in this Agreement relating to confidentiality and/or intellectual property are necessary and reasonable in order to protect Company and its business, and Consultant expressly agrees that monetary damages would be inadequate to compensate Company for the breach thereof, and that any such violation or threatened violation will cause irreparable injury to Company. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, Company shall be entitled to obtain injunctive relief against the breach or threatened breach by Consultant of such obligations, without the necessity of proving actual damages or posting bond.

5.	Consultant Representations and Warranties; Compliance.

5.1.

Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant; and (b) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

5.2.

Conflicting Activities. During the term of this Agreement, Consultant and Company shall not take any action that would materially impair, interfere with, hinder or delay the ability of Company, its affiliates, Consultant and ProstaGene, LLC (“ProstaGene”) to consummate the transactions contemplated by the Transaction Agreement among the Company, ProstaGene and (for purposes of certain sections) Consultant, dated August 27, 2018 (the “Transaction Agreement”), including the execution of the Employment Agreements (as defined therein) in substantially the forms attached as exhibits thereto. Consultant and Company shall each comply with the procedures set forth in Section 3.2(e) of the form of Confidential Information, Inventions and Noncompetition Agreement attached as Exhibit E-2 to the Transaction Agreement, as though such Section 3.2(e) were a part of this Agreement, but solely to extent related to Company’s existing or demonstrably planned business (other than ProstaGene’s business).

5.3.

Compliance with Laws. Consultant’s performance under this Agreement will conform with all applicable industry standards and supranational, national, and local laws, rules and regulations, including without limitation all applicable anti-kickback laws, and its services will be provided in a good and workmanlike manner.

6.	Termination.

6.1

This Agreement shall terminate automatically upon the earlier of (a) the termination of the Transaction Agreement pursuant to its terms or (b) the appointment of Consultant as Chief Medical Officer, commensurate with the closing of the Transaction Agreement and the execution of the Employment Agreements in substantially the forms attached as exhibits thereto.

6.2

Either party may terminate this Agreement for the material breach of any material provision of this Agreement or the Transaction Agreement by the other party if the other party has not cured such breach within fifteen (15) days after written notice has been received from the non-breaching party.

6.3

Expiration or termination of this Agreement or Project Assignment shall not relieve the parties of any obligation accruing prior to such expiration or termination, including the obligations of confidentiality and non-use in accordance with Section 4.1. In the event of termination by either party, Company shall pay Consultant in accordance with the applicable Project Assignment(s) for the applicable Services completed prior to the effective date of termination.

6.4

Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all Materials, Work Product, Third Party Information or Proprietary Information of Company. Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.	General Provisions.

7.1	Governing Law. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.2

Assignment. Neither party may assign or subcontract any of its obligations hereunder without the other party’s prior written consent. Any assignment not in accordance with this Section will be null and void.

7.3

Force Majeure. If the performance by Consultant or Company of any obligation under this Agreement, other than payment of money, is prevented or impaired by a Force Majeure, such party shall be excused from performance so long as such situation continues to prevent or impair performance, provided the party claiming such excuse has promptly notified the other party and uses its reasonable efforts to resume performance. “Force Majeure” shall mean an event beyond the reasonable control of a party, including ,without limitation, acts of public enemy, acts of any governmental authority, including governmental laws, ordinances, rules and regulations whether or not valid, acts of God, including fires, floods, epidemics and unusually severe weather, quarantine restrictions, strikes or lockouts, labor disputes or shortages, embargoes, war, riot, acts of terrorism, malicious acts of damages, accidents, interruptions or supplies, equipment malfunction, failure of electrical supply or other utilizes, or delays or failures in obtaining materials, supplies, equipment or transportation.

7.4

Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. A party shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.5

Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: such provision shall be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken; the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction; and the remainder of this Agreement shall remain in full force and effect.

7.6

Survival. The terms and provisions of this Agreement which by their nature should survive expiration or termination of this Agreement shall survive any expiration or other termination of this Agreement.

7.7

Injunctive Relief. The parties hereto agree that, with respect to the covenants included in Section 5.2 above, in addition to all other rights or remedies, each party shall be entitled to the remedy of specific performance mandating that the other party consummate such transactions. In an action for specific performance by any party against the other party, the other party shall not plead adequacy of damages at law.

7.8

Entire Agreement. This Agreement, including the exhibits hereto, contains the entire agreement between the parties with respect to its subject matter hereof and supersedes and/or merges all prior contracts, agreements, discussions and understandings relating to the same subject matter between the parties. No statement or inducements made by either party or an agent of either party which is not contained or referenced in this Agreement shall be valid or binding. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by an authorized representative of the party to be charged.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this CONSULTING AGREEMENT through their duly authorized representatives as of the Effective Date above.

CYTODYN INC.		RICHARD G. PESTELL, M.D., PH.D.
By: Name:	/s/ Nader Z. Pourhassan, Ph.D. Nader Z. Pourhassan, Ph.D.	/s/ Richard G. Pestell, M.D., Ph.D.
Title:	President and Chief Executive Officer

[Consulting Agreement]

EXHIBIT A

PROJECT ASSIGNMENT NO. 1

This Project Assignment, effective as of August 27, 2018, is issued under and governed by the terms and conditions of that certain Consulting Agreement by and between CytoDyn Inc. (“Company”) and Richard G. Pestell, M.D., Ph.D. (“Consultant”) effective as of August 27, 2018 (the “Agreement”). In the event that any item in this Project Assignment is inconsistent with the Agreement, the terms of this Project Assignment shall govern, but only with respect to the services set forth in this Project Assignment. Any capitalized terms used and not otherwise defined in this Project Assignment shall have the meaning ascribed to them in the Agreement.

1.	Scope of Work.

Consultant will serve as CytoDyn’s Interim Chief Medical Officer. In such capacity, Consultant will (i) advise CytoDyn on all potential cancer indications for PRO 140, including any and all non-HIV indications for PRO 140 such as, but not limited to GvHD and MS, (ii) in Consultant’s discretion, initiate introductions of CytoDyn to pharmaceutical companies and other potential opportunities for strategic partnerships, (iii) participate with the CEO for in-person investor meetings or conference calls in connection with cultivating broader awareness of potential indications for PRO 140 and the assets that Company intends to acquire from ProstaGene and (iv) conduct such other activities as Consultant and Company may mutually agree from time to time until the termination of the Agreement.

2.	Compensation.

$33,333.00 per month paid in advance on the first business day of each month or prorated if Effective Date is other than on the first business day of a calendar month.

3.	Maximum payment:

Through the term of the Agreement, until such Agreement is terminated pursuant to Section 6 thereof.

4.	Term.

Until terminated pursuant to Section 6 of the Agreement.

5.	Deliverables.

N/A

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this PROJECT ASSIGNMENT NO. 1 by their duly authorized persons as of the effective date above.

CYTODYN INC.		RICHARD G. PESTELL, M.D., PH.D.
By: Name:	/s/ Nader Z. Pourhassan, Ph.D. Nader Z. Pourhassan, Ph.D.	/s/ Richard G. Pestell, M.D., Ph.D.
Title:	President and Chief Executive Officer

[Project Assignment No. 1 to Consulting Agreement]